Registration No. 333-     -
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

             ATLANTIC COAST AIRLINES HOLDINGS, INC.
     (Exact Name of Registrant as Specified in Its Charter)

  Delaware             515-A Shaw Road           13-3621051
  (State or           Dulles, VA 20166             (I.R.S.
    Other                                         Employer
Jurisdiction                                    Identificatio
     of                                            n No.)
Incorporation
     or
Organization)
               (Address of Principal Executive
                 Offices Including Zip Code)


             ATLANTIC COAST AIRLINES HOLDINGS, INC.:
                    2000 STOCK INCENTIVE PLAN
                NON-EXECUTIVE OFFICER STOCK PLAN
                NON-OFFICER OPTION GRANT PROGRAM
                    (Full Title of the Plans)

                                                   Copies to:
         Richard J. Kennedy                  Ronald O. Mueller, Esq.
 Atlantic Coast Airlines Holdings,         Gibson, Dunn & Crutcher LLP
                Inc.                      1050 Connecticut Avenue, N.W.
          515-A Shaw Road                    Washington, D.C.  20036
          Dulles, VA 20166                       (202) 955-8500
             (Name and Address of Agent For Service)

                         (703) 925-6000
  (Telephone Number, Including Area Code, of Agent For Service)

                 CALCULATION OF REGISTRATION FEE

  Title of     Amount to be    Proposed      Proposed     Amount of
 Securities   Registered(1)    Maximum       Maximum     Registration
    to be                      Offering     Aggregate        Fee
 Registered                     Price        Offering
                             Per Share(2)    Price(2)
Common Stock,   3,200,000       $32.59     $104,288,000   $27,532.05
  par value       shares
  $0.01 per
    share
(1)Pursuant to Rule 416, there is also being registered such additional Common Stock that become available under the foregoing plans in connection with certain changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged.
(2)Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 based upon the average high and low prices for the Common Stock on July 18, 2000, which was $32.59.









                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information requested in Part I of this Registration Statement is included in the prospectus for the 2000 Stock Incentive Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference into this Registration Statement:

     1. Atlantic Coast Airlines Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.

     2.   Atlantic Coast Airlines Holdings Inc.'s Quarterly
          Report on Form 10-Q for the quarter ended March 31, 2000.

     3. The description of the Common Stock set forth under the caption "Description of Capital Stock" in the Registrant's Registration Statement on Form 8-A, File No. 0-21976, filed with the Commission on June 23, 1993, together with any amendment or report filed with the Commission for the purpose of updating such description.

     All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Registrant files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. The Registrant's file number with the Commission is 0-21976.

Item 4.  Description of Securities.

     Inapplicable.

Item 5.     Interests of Named Experts and Counsel.

     Inapplicable.

Item 6.     Indemnification of Directors and Officers.

     Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the Delaware General Corporation Law further provides that (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and
(b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation provides that a director shall not be liable to Atlantic Coast Airlines Holdings, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. In addition, our Bylaws contain provisions authorizing Atlantic Coast Airlines Holdings, Inc. to indemnify any person entitled to indemnity under the General Corporation Law of the State of Delaware (the "DGCL") to the fullest extent permitted by the DGCL; provided, however, that the Corporation shall not be permitted to indemnify any person in connection with any proceeding initiated by such person, unless such proceeding is authorized by a majority of the directors of the corporation.

     We may, to the fullest extent permitted by the Delaware
General Corporation Law, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability which may be asserted against such person.

     Atlantic Coast Airlines Holdings, Inc. maintains liability insurance in the amount of $15 million insuring its officers and directors against liabilities that they may incur in such capacities, including liabilities arising under the Federal securities laws other than liabilities arising out of the filing of a registration statement with the Commission.

Item 7.     Exemption from Registration Claimed.

     Inapplicable.

Item 8.     Exhibits.




                Description
 Exhibit No.

5.1             Opinion of Gibson, Dunn & Crutcher, LLP

23.1            Consent  of  Gibson, Dunn  &  Crutcher,  LLP
                (contained in Exhibit 5.1)

23.2            Consent of KPMG LLP, independent auditors

24.1            Power   of   Attorney   (included   on   the
                signature    page   of   this   Registration
                Statement)

Item 9.     Undertakings.

(1)  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)     To include any prospectus required by
          Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, State of Virginia, on this 20th day of July, 2000.

                    ATLANTIC COAST AIRLINES HOLDINGS, INC.


                    By:  /s/
                    Name:     Kerry B. Skeen
                     Title:    Chairman of the Board of Directors
and Chief Executive                               Officer



                        POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Kerry B. Skeen and Richard J. Kennedy, and each of them severally as his attorney-in-fact to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.



Name and Signature         Title                  Date


/s/
Kerry B. Skeen             Chairman of the Board   July 20, 2000
                           of Directors and
                           Chief Executive
                           Officer

/s/                        Director, President     July 20, 2000
Thomas J. Moore            and Chief Operating
                           Officer

/s/                        Director                July 20, 2000
C. Edward Acker

/s/                        Director                July 20, 2000
Robert E. Buchanan

/s/                        Director                July 20, 2000
Susan MacGregor Coughlin




/s/                        Director                July 20, 2000
Daniel L. McGinnis

/s/                        Director                July 20, 2000
James C. Miller III

/s/                        Director                July 20, 2000
Judy Shelton

/s/                        Director                July 20, 2000
John M. Sullivan


                          EXHIBIT INDEX


                                                       Sequential
                                                           ly
Exhibit                   Description                   Numbered
  No.                                                     Page

5.1       Opinion of Gibson, Dunn & Crutcher, LLP

23.1      Consent  of  Gibson, Dunn &  Crutcher,  LLP  N/A
          (contained in Exhibit 5.1)

23.2      Consent of Independent Auditors

24.1      Power   of   Attorney  (included   on   the  N/A
          signature   page   of   this   Registration
          Statement)


                           EXHIBIT 5.1

             OPINION OF GIBSON, DUNN & CRUTCHER LLP

           [Letterhead of Gibson, Dunn & Crutcher LLP]
             1050 Connecticut Avenue N.W., Suite 900
                      Washington, DC 20036

                          July 20, 2000

Atlantic Coast Airlines Holdings, Inc.
515-A Shaw Road
Dulles, VA 20166

     Re:  Registration Statement on Form S-8 of Atlantic Coast
          Airlines Holdings, Inc.

Ladies and Gentlemen:

     We refer to the registration statement on Form S-8 ("Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act") filed by Atlantic Coast Airlines Holdings, Inc., a Delaware corporation (the "Company"), with respect to the proposed offering by the Company of up to 2,000,000 shares of the common stock of the Company, $0.01 par value per share (the "Common Stock"), which are subject to issuance by the Company under the 2000 Stock Incentive Plan of Atlantic Coast Airlines Holdings, Inc.; up to 200,000 shares of Common Stock which are subject to issuance by the Company under certain stock options authorized by the Company's Board of Directors in January 2000; and up to 1,000,000 shares of the Common Stock, which are subject to issuance by the Company under the Non-Executive Officer Stock Plan of Atlantic Coast Airlines Holdings, Inc. (all such shares of Common Stock collectively, the "Shares").

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the issuance by the Company of the Shares has been duly authorized and, when issued and paid for in accordance with the terms set forth in the Registration Statement and the Plan, and when (a) the Registration Statement has become effective under the Act, and (b) the Shares are issued and paid for in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing on the cover of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                   Very truly yours,

                                   /s/GIBSON, DUNN & CRUTCHER LLP


                          EXHIBIT 23.2


     CONSENT OF INDEPENDENT AUDITORS
     The Board of Directors
     Atlantic Coast Airlines Holdings, Inc.



     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Atlantic Coast Airlines Holdings, Inc., of our report dated January 26, 2000, relating to the consolidated balance sheets of Atlantic Coast Airlines Holdings, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Atlantic Coast Airlines Holdings, Inc.

     Our report refers to a change, effective January 1, 1999, in the Company's method of accounting for preoperating costs.




                                   /s/ KPMG LLP







     July 20, 2000